Exhibit 4.3

RED CAT HOLDINGS, INC.
RESTRICTED SHARE UNIT AWARD GRANT NOTICE
(2019 Equity Incentive Plan)

As a key leader in our business, you are in a position to have significant influence on the performance and success of Red Cat Holdings, Inc. (the “Company”). I am pleased to inform you that, in recognition of the role you play in our collective success, you have been granted a RSU award (the “Restricted Share Unit Award”). This award is subject to the terms and conditions of the Red Cat Holdings, Inc. 2019 Equity Incentive Plan, this Grant Notice, and the following Restricted Share Unit Award Agreement. The details of this award are indicated below.

Grantee:
Date of Grant:
Number of Restricted Share Units (RSUs):
Vesting Commencement Date:
Vesting:
Delivery Dates:

Red Cat Holdings, Inc., a Nevada corporation

________________________________________
By:
Its:
Acknowledged and Agreed as of this _____ day of __________, 20[__].

Name: ___________________________________

RED CAT HOLDINGS, INC

2019 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (together with the above grant notice (the “Grant Notice”), this “Agreement”) is made and entered into as of the date set forth on the Grant Notice by and between the Company and the individual (the “Grantee”) set forth on the Grant Notice.

WHEREAS, pursuant to the Plan, the Company has determined that it is to the advantage and best interest of the Company to grant to the Grantee this award of restricted share units (the “RSUs” or “Restricted Share Units”) as set forth in the Grant Notice and subject to the terms and provisions of the Plan, which is incorporated herein by reference, and this Agreement (the “Award”).

WHEREAS, unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Plan. For purposes of this Agreement, the following definitions shall apply:

(i) “Termination” shall mean the termination of the employment or service of the Grantee with the Company and all Affiliates thereof (including because of the Grantee’s employer ceasing to be an affiliate of the Company). For purposes of this Agreement, Termination will not occur when Grantee goes on a military leave, a sick leave, or another bona fide leave of absence that was approved by the Company in writing, provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 3 months; and provided that continued service crediting may be suspended during such leave, unless otherwise required by Applicable Laws. However, Termination will occur when approved leave described in this section ends, unless Grantee immediately returns to active work.

(ii) “Termination Date” shall mean the date of the Grantee’s Termination of Service.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Grantee and the Company hereby agree as follows:

1. Acceptance of Agreement. Grantee has reviewed all of the provisions of the Plan, the Grant Notice and this Restricted Share Unit Award Agreement. By accepting this Award, Grantee agrees that this Award is granted under and governed by the terms and conditions of the Plan, the Grant Notice and this Restricted Share Unit Award Agreement, and the applicable provisions contained in a written service agreement (if any) between the Company or an affiliate and the Grantee. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee on questions relating to the Plan, the Grant Notice, this Agreement and, solely in so far as they relate to this Award, the applicable provisions contained in a written service agreement (if any) between the Company or an affiliate and the Grantee. If Grantee signs this Agreement and Grant Notice electronically, Grantee’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by hand.

2. Grant of Award. Pursuant to this Agreement, the Company has granted to the Grantee the Restricted Share Units, subject to the terms and conditions set forth in the Plan and this Agreement.

3. Vesting.

3.1 Subject to the provisions of the Plan and Section 3.2 of this Agreement, and except as otherwise provided in a written service agreement (or other agreement) between the Company or an affiliate and the Grantee (if any), the Restricted Share Units shall vest in installments as described in the Grant Notice, subject to the Grantee not experiencing a Termination prior to each applicable Vesting Date (as such term is defined in the Grant Notice).

3.2 Except as otherwise provided in the Plan or in a written service agreement (or other agreement) between the Company and the Grantee (if any), if the Grantee experiences a Termination for any reason prior to an applicable Vesting Date, as of the Termination Date, the Grantee shall forfeit any unvested Restricted Share Units.

3.3 Transfer and Settlement of Restricted Share Units. The Restricted Share Units issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated (each, a “Transfer”). In addition, Grantee shall not sell any Shares received with respect to Restricted Share Units (even following settlement of Restricted Share Units) at a time when applicable laws, regulations or Company’s or underwriter trading policies prohibit such sale. The applicable portion of this Award (to the extent vested) shall be settled by the Company by the issuance and delivery of Shares as soon as reasonably practical after (but no later than [60 ] days after) the Delivery Dates, as indicated in the Grant Notice, to the Grantee (or if applicable, the beneficiaries of the Grantee). Any issuance of Shares shall be made only in whole Shares, and any fractional shares shall be distributed in an equivalent cash amount.

4. Dividends. Subject to the terms and conditions of the Plan and this Agreement, as well as any procedures established by the Administrator, prior to the expiration of the applicable vesting period of an RSU, the Administrator may determine to pay dividend equivalent rights with respect to RSUs, in which case, the Company shall establish an account for the Grantee and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the shares of Common Stock underlying each Restricted Share Unit. Each amount or other property credited to any such account shall be subject to the same vesting conditions as the Restricted Share Unit to which it relates. The Grantee shall have the right to be paid the amounts or other property credited to such account upon vesting of the subject Restricted Share Unit.

5. General.

5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Nevada applicable to agreements made and to be performed entirely in Nevada, without regard to the conflicts of law provisions of Nevada or any other jurisdiction.

5.2 Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his or her spouse with respect to this Award and the parties hereto shall act in all matters as if the Grantee was the sole owner of this Award. This appointment is coupled with an interest and is irrevocable.

5.3 No Employment Rights. Nothing contained herein shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ the Grantee or contract for the Grantee’s services, to restrict the Company’s or such subsidiary’s right to discharge the Grantee or cease contracting for the Grantee’s services or to modify, extend or otherwise affect in any manner whatsoever the terms of any service agreement (or other agreement) or contract for services which may exist between the Grantee and the Company or any affiliate.

5.4 Application to Other Stock. In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to or in exchange for Shares underlying Restricted Share Units as a stock dividend, stock split, reclassification, recapitalization or similar transaction in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Shares underlying Restricted Share Units on or with respect to which such other capital stock was distributed, and references to “Company” in respect of such distributed stock shall be deemed to refer to the company to which such distributed stock relates.

5.5 No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

5.6 Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

5.7 No Assignment. Except as otherwise provided in this Agreement, the Grantee may not assign any of his or her rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement so long as such assignee agrees to perform all of the Company’s obligations hereunder.

5.8 Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

5.9 Equitable Relief. The Grantee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, the Grantee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

5.10 Jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Nevada, and the Company and the Grantee hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Grantee and the Company hereby irrevocably waive (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Nevada and (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

5.11 Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of its Secretary at its principal executive offices or at such other address as to which the Company shall have notified Grantee in writing, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company or its respective Affiliate, or to such other address as the Grantee may designate to the Company. Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS, sent by telecopy, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

5.12 Taxes. By agreeing to this Agreement, the Grantee acknowledges and agrees that the Company has not made any warranties or representations to the Grantee with respect to the tax consequences of the grant of the Restricted Share Units hereunder, and the Grantee is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Grantee is advised to consult with his or her own tax advisor with respect to such tax consequences of the grant. The Company shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from the Shares or cash issuable hereunder or from other compensation payable to the Grantee the minimum amount of any sums required by federal, state or local tax law to be withheld (or other such sums that that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity) with respect to the Restricted Share Unit Award.

5.13 Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

5.14 Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (e) periods of days, weeks or months mean calendar days, weeks or months.

5.15 Acknowledgments of Grantee. Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, fully understands all provisions of the Plan and this Agreement and, by accepting the Grant Notice, acknowledges and agrees to all of the provisions of the Plan and this Agreement.

5.16 Complete Agreement. The Grant Notice, this Agreement, the Plan and applicable provisions (if any) contained in a written service agreement (or other agreement) between the Company or an affiliate and the Grantee constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. Notwithstanding the forgoing and for avoidance of doubt, in the event that any of the terms of this Agreement conflicts with the Plan, then the terms of the Plan shall govern. In the event that any of the terms of this Agreement or the Plan conflicts with an applicable employment agreement for the Grantee, then the terms of the applicable employee agreement of the Grantee shall govern.

5.17 Waiver. The Grantee acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee.

5.18 Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5.19 Amendments and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended, altered or terminated at any time or from time to time by the Committee or the Board, but (unless otherwise permitted in the Plan) no amendment, alteration or termination shall be made that would materially impair the rights of a Grantee under this Restricted Share Unit Award Agreement without such Grantee’s consent.

5.20 Waiver of Jury Trial. TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL OF THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG US OR BETWEEN OR AMONG ANY OF OUR OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.

5.21 Electronic Delivery and Disclosure. The Company may, in its sole discretion, decide to deliver or disclose, as applicable, any documents related to this Award granted under the Plan, future awards that may be granted under the Plan, the prospectus related to the Plan, the Company’s annual reports or proxy statements by electronic means or to request Grantee’s consent to participate in the Plan by electronic means, including, but not limited to, the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval system or any successor system (“EDGAR”). Grantee hereby consents to receive such documents delivered electronically or to retrieve such documents furnished electronically (including on EDGAR), as applicable, and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

5.22 Data Privacy. Grantee agrees that all of Grantee’s information that is described or referenced in this Agreement and the Plan may be used by the Company, its affiliates and the designated broker and its affiliates to administer and manage Grantee’s participation in the Plan.

5.23 Section 409A Compliance. The parties intend for the Award to be exempt from Section 409A of the Code or, if not so exempt, to be treated in a manner which complies with the requirements of such section, and intend that this Agreement be construed and administered in accordance with such intention. In the event that the parties determine that the terms of this Agreement or the Award needs to be modified in order to comply with Section 409A of the Code, the parties shall cooperate reasonably to do so in a manner intended to best preserve the economic benefits of this Agreement. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Grantee’s separation from service shall instead be paid on the first business day after the date that is six months following the Grantee’s termination date (or death, if earlier).

5.24 Section 280G. In the event that the benefits provided for in this Agreement or otherwise payable hereunder (a) constitute “parachute payments” within the meaning of Section 280G of the Code; and (b) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the parties hereto will cooperate to ensure that the benefits hereunder will be either (i) delivered in full; or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the Grantee’s receipt on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless mutually agreed in writing, any determination required under this section shall be made at no expense to Grantee in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding.

5.25 Clawback of Incentive Compensation. Executives shall be subject to the Company’s Policy on Recovery of Erroneously Awarded Compensation, as filed as Exhibit 97 to Company’s Form 10-K for the last Company fiscal year as such policy may be amended or replaced by the Company from time to time (the “Clawback Policy”).

-7-